Exhibit 10.1 To 2007 10-K

EMPLOYMENT AGREEMENT

This Agreement is made as of the Effective Date between Convergys Corporation, an Ohio corporation (“Employer”), and James F. Orr (“Employee”). For purposes of this Agreement, “Effective Date” means the date on which the initial public offering of Employer’s common shares is closed.

Employer and Employee agree as follows:

1. EMPLOYMENT. By this Agreement, Employer and Employee set forth the terms of Employer’s employment of Employee on and after the Effective Date. Any prior agreements or understandings with respect to Employee’s employment by Employer, including Employee’s Employment Agreement with Cincinnati Bell Inc. dated August 19, 1994, are canceled as of the Effective Date.

2. TERM OF AGREEMENT. The term of this Agreement initially shall be the four year period commencing on the Effective Date. On the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the term of this Agreement automatically shall be extended for a period of one additional year. Notwithstanding the foregoing, the term of this Agreement is subject to termination as provided in Section 13.

3. DUTIES.

A. Employee will serve as President and Chief Executive Officer of Employer or in such other equivalent capacity as may be designated by the Board of Directors of Employer. Employee will report to the Board of Directors of Employer.

B. Employee shall furnish such managerial, executive, financial, technical, and other skills, advice, and assistance in operating Employer and its Affiliates as Employer may reasonably request. For purposes of this Agreement, “Affiliate” means each corporation which is a member of a controlled group of corporations (within the meaning of section 1563(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) which includes Employer.

C. Employee shall also perform such other duties as are reasonably assigned to Employee by the Board of Directors of Employer.

D. Employee shall devote Employee’s entire time, attention, and energies to the business of Employer and its Affiliates. The words “entire time, attention, and energies” are intended to mean that Employee shall devote Employee’s full effort during reasonable working hours to the business of Employer and its Affiliates and shall devote at least 40 hours per week to the business of Employer and its Affiliates. Employee shall travel to such places as are necessary in the performance of Employee’s duties.

4. COMPENSATION.

A. Employee shall receive a base salary (the “Base Salary”) of at least $660,000 per year, payable not less frequently than monthly, for each year during the term of this Agreement, subject to proration for any partial year. Such Base Salary, and all other amounts payable under this Agreement, shall be subject to withholding as required by law.

B. In addition to the Base Salary, Employee shall be entitled to receive an annual bonus (the “Bonus”) for each calendar year for which services are performed under this Agreement. Any Bonus for a calendar year shall be payable after the conclusion of the calendar year in accordance with Employer’s regular bonus payment policies. Each year, Employee shall be given a Bonus target, by Employer’s Compensation Committee, of not less than $429,000, subject to proration for a partial year.

C. On at least an annual basis, Employee shall receive a formal performance review and be considered for Base Salary and/or Bonus target increases.

5. EXPENSES. All reasonable and necessary expenses incurred by Employee in the course of the performance of Employee’s duties to Employer shall be reimbursable in accordance with Employer’s then current travel and expense policies.

6. BENEFITS.

A. While Employee remains in the employ of Employer, Employee shall be entitled to participate in all of the various employee benefit plans and programs, or equivalent plans and programs, set forth in Attachment B.

B. Notwithstanding anything contained herein to the contrary, the Base Salary and Bonuses otherwise payable to Employee shall be reduced by any benefits paid to Employee by Employer under any disability plans made available to Employee by Employer.

C. As of the Effective Date, Employee shall be granted options to purchase 350,000 common shares of Employer under Employer’s 1998 Long Term Incentive Plan. In each year of this Agreement after 1998, Employee will be granted stock options under Employer’s 1998 Long Term Incentive Plan or any similar plan made available to employees of Employer.

D. As of the Effective Date, Employee shall receive a restricted stock award of 150,000 common shares of Employer. Such award shall be made under Employer’s 1998 Long Term Incentive Plan on the terms set forth in Attachment A.

E. In each year of this Agreement after 1998, Employee will be given a long term incentive target under Employer’s 1998 Long Term Incentive Plan. In no event will the value of Executive’s long term incentives (stock options and performance share targets) for any year, as determined by Employer’s Compensation Committee, be less than $1,353,000.

F. As long as Employee remains employed under this Agreement, Employee shall be entitled to participate in Employer’s Pension Program.

7. CONFIDENTIALITY. Employer and its Affiliates are engaged in the outsourced customer care industry within the U.S. and world wide. Employee acknowledges that in the course of employment with the Employer, Employee will be entrusted with or obtain access to information proprietary to the Employer and its Affiliates with respect to the following (all of which information is referred to hereinafter collectively as the “Information”); the organization and management of Employer and its Affiliates; the names, addresses, buying habits, and other special information regarding past, present and potential customers, employees and suppliers of Employer and its Affiliates; customer and supplier contracts and transactions or price lists of Employer, its Affiliates and their suppliers; products, services, programs and processes sold, licensed or developed by the Employer or its Affiliates; technical data, plans and specifications, present and/or future development projects of Employer and its Affiliates; financial and/or marketing data respecting the conduct of the present or future phases of business of Employer and its Affiliates; computer programs, systems and/or software; ideas, inventions, trademarks, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of Employer and its Affiliates; and other information considered confidential by any of the Employer, its Affiliates or customers or suppliers of Employer, its Affiliates. Employee agrees to retain the Information in absolute confidence and not to disclose the Information to any person or organization except as required in the performance of Employee’s duties for Employer, without the express written consent of Employer; provided that Employee’s obligation of confidentiality shall not extend to any Information which becomes generally available to the public other than as a result of disclosure by Employee.

8. NEW DEVELOPMENTS. All ideas, inventions, discoveries, concepts, trademarks, or other developments or improvements, whether patentable or not, conceived by the Employee, alone or with others, at any time during the term of Employee’s employment, whether or not during working hours or on Employer’s premises, which are within the scope of or related to the business operations of Employer or its Affiliates (“New Developments”), shall be and remain the exclusive property of Employer. Employee shall do all things reasonably necessary to ensure ownership of such New Developments by Employer, including the execution of documents assigning and transferring to Employer, all of Employee’s rights, title and interest in and to such New Developments, and the execution of all documents required to enable Employer to file and obtain patents, trademarks, and copyrights in the United States and foreign countries on any of such New Developments.

9. SURRENDER OF MATERIAL UPON TERMINATION. Employee hereby agrees that upon cessation of Employee’s employment, for whatever reason and whether voluntary or involuntary, Employee will immediately surrender to Employer all of the property and other things of value in his possession or in the possession of any person or entity under Employee’s control that are the property of Employer or any of its Affiliates, including without any limitation all personal notes, drawings, manuals, documents, photographs, or the like, including copies and derivatives thereof, relating directly or indirectly to any confidential information or materials or New Developments, or relating directly or indirectly to the business of Employer or any of its Affiliates.

10. REMEDIES.

A. Employer and Employee hereby acknowledge and agree that the services rendered by Employee to Employer, the information disclosed to Employee during and by virtue of Employee’s employment, and Employee’s commitments and obligations to Employer and its Affiliates herein are of a special, unique and extraordinary character, and that the breach of any provision of this Agreement by Employee will cause Employer irreparable injury and damage, and consequently the Employer shall be entitled to, in addition to all other remedies available to it, injunctive and equitable relief to prevent a breach of Sections 7, 8, 9, 11 and 12 of this Agreement and to secure the enforcement of this Agreement.

B. Except as provided in Section 10.A., the parties agree to submit to final and binding arbitration any dispute, claim or controversy, whether for breach of this Agreement or for violation of any of Employee’s statutorily created or protected rights, arising between the parties that either party would have been otherwise entitled to file or pursue in court or before any administrative agency (herein “claim”), and waives all right to sue the other party.

(i) This agreement to arbitrate and any resulting arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. (“FAA”). If the FAA is held not to apply for any reason then Ohio Revised Code Chapter 2711 regarding the enforceability of arbitration agreements and awards will govern this Agreement and the arbitration award.

(ii) (a) All of a party’s claims must be presented at a single arbitration hearing. Any claim not raised at the arbitration hearing is waived and released. The arbitration hearing will take place in Cincinnati, Ohio.

(b) The arbitration process will be governed by the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) except to the extent they are modified by this Agreement.

(c) Employee has had an opportunity to review the AAA rules and the requirements that Employee must pay a filing fee for which the Employer has agreed to split on an equal basis.

(d) The arbitrator will be selected from a panel of arbitrators chosen by the AAA in White Plains, New York. After the filing of a Request for Arbitration, the AAA will send simultaneously to Employer and Employee an identical list of names of five persons chosen from the panel. Each party will have 10 days from the transmittal date in which to strike up to two names, number the remaining names in order of preference and return the list to the AAA.

(e) Any pre-hearing disputes will be presented to the arbitrator for expeditious, final and binding resolution.

(f) The award of the arbitrator will be in writing and will set forth each issue considered and the arbitrator’s finding of fact and conclusions of law as to each such issue.

(g) The remedy and relief that may be granted by the arbitrator to Employee are limited to lost wages, benefits, cease and desist and affirmative relief, compensatory, liquidated and punitive damages and reasonable attorney’s fees, and will not include reinstatement or promotion. If the arbitrator would have awarded reinstatement or promotion, but for the prohibition in this Agreement, the arbitrator may award front pay. The arbitrator may assess to either party, or split, the arbitrator’s fee and expenses and the cost of the transcript, if any, in accordance with the arbitrator’s determination of the merits of each party’s position, but each party will bear any cost for its witnesses and proof.

(h) Employer and Employee recognize that a primary benefit each derives from arbitration is avoiding the delay and costs normally associated with litigation. Therefore, neither party will be entitled to conduct any discovery prior to the arbitration hearing except that: (i) Employer will furnish Employee with copies of all non-privileged documents in Employee’s personnel file; (ii) if the claim is for discharge, Employee will furnish Employer with records of earnings and benefits relating to Employee’s subsequent employment (including self-employment) and all documents relating to Employee’s efforts to obtain subsequent employment; (iii) the parties will exchange copies of all documents they intend to introduce as evidence at the arbitration hearing at least 10 days prior to such hearing; (iv) Employee will be allowed (at Employee’s expense) to take the depositions, for a period not to exceed four hours each, of two representatives of Employer, and Employer will be allowed (at its expense) to depose Employee for a period not to exceed four hours; and (v) Employer or Employee may ask the arbitrator to grant additional discovery to the extent permitted by AAA rules upon a showing that such discovery is necessary.

(i) Nothing herein will prevent either party from taking the deposition of any witness where the sole purpose for taking the deposition is to use the deposition in lieu of the witness testifying at the hearing and the witness is, in good faith, unavailable to testify in person at the hearing due to poor health, residency and employment more than 50 miles from the hearing site, conflicting travel plans or other comparable reason.

(iii) Arbitration must be requested in writing no later than 6 months from the date of the party’s knowledge of the matter disputed by the claim. A party’s failure to initiate arbitration within the time limits herein will be considered a waiver and release by that party with respect to any claim subject to arbitration under this Agreement.

(iv) Employer and Employee consent that judgment upon the arbitration award may be entered in any federal or state court that has jurisdiction.

(v) Except as provided in Section 10.A., neither party will commence or pursue any litigation on any claim that is or was subject to arbitration under this Agreement.

(vi) All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and will not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process.

11. COVENANT NOT TO COMPETE. For purposes of this Section 11 only, the term “Employer” shall mean, collectively, Employer and each of its Affiliates. During the two-year period following termination of Employee’s employment with Employer for any reason (or if this period is unenforceable by law, then for such period as shall be enforceable) Employee will not engage in any business offering services related to the current business of Employer, whether as a principal, partner, joint venturer, agent, employee, salesman, consultant, director or officer, where such position would involve Employee (i) in any business activity in competition with Employer; (ii) in any position with any customer of Employer which involves such customer’s billing and/or billing related systems or; or (iii) in any business that provides billing and/or billing related systems to third parties engaged in the communication business (including wireless, wireline and cable communication businesses). This restriction will be limited to the geographical area where Employer is then engaged in such competing business activity or to such other geographical area as a court shall find reasonably necessary to protect the goodwill and business of the Employer.

During the two-year period following termination of Employee’s employment with Employer for any reason (or if this period is unenforceable by law, then for such period as shall be enforceable) Employee will not interfere with or adversely affect, either directly or indirectly, Employer’s relationships with any person, firm, association, corporation or other entity which is known by Employee to be, or is included on any listing to which Employee had access during the course of employment as a customer, client, supplier, consultant or employee of Employer and that Employee will not divert or change, or attempt to divert or change, any such relationship to the detriment of Employer or to the benefit of any other person, firm, association, corporation or other entity.

During the two-year period following termination of Employee’s employment with Employer for any reason (or if this period is unenforceable by law, then for such period as shall be enforceable) Employee shall not, without the prior written consent of Employer, accept employment, as an employee, consultant, or otherwise, with any company or entity which is a customer or supplier of Employer at any time during the final year of Employee’s employment with Employer.

Employee will not, during or at any time within three years after the termination of Employee’s employment with Employer, induce or seek to induce, any other employee of Employer to terminate his or her employment relationship with Employer.

12. GOODWILL. Employee will not disparage Employer or any of its Affiliates in any way which could adversely affect the goodwill, reputation and business relationships of Employer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees. Employer will not disparage Employee.

13. TERMINATION.

A. (i) Employer or Employee may terminate this Agreement upon Employee’s failure or inability to perform the services required hereunder because of any physical or mental infirmity for which Employee receives disability benefits under any disability benefit plans made available to Employee by Employer (the “Disability Plans”), over a period of one hundred twenty consecutive working days during any twelve consecutive month period (a “Terminating Disability”).

(ii) If Employer or Employee elects to terminate this Agreement in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of written notice by the terminating party to the other.

(iii) Upon termination of this Agreement on account of Terminating Disability, Employer shall pay Employee Employee’s accrued compensation hereunder, whether Base Salary, Bonus or otherwise (subject to offset for any amounts received pursuant to the Disability Plans), to the date of termination. For as long as such Terminating Disability may exist, Employee shall continue to be an employee of Employer for all other purposes and Employer shall provide Employee with disability benefits and all other benefits according to the provisions of the Disability Plans and any other Employer plans in which Employee is then participating.

(iv) If the parties elect not to terminate this Agreement upon an event of a Terminating Disability and Employee returns to active employment with Employer prior to such a termination, or if such disability exists for less than one hundred twenty consecutive working days, the provisions of this Agreement shall remain in full force and effect.

B. This Agreement terminates immediately and automatically on the death of the Employee, provided, however, that the Employee’s estate shall be paid Employee’s accrued compensation hereunder, whether Base Salary, Bonus or otherwise, to the date of death.

C. Employer may terminate this Agreement immediately, upon written notice to Employee, for Cause. For purposes of this Agreement, Employer shall have “Cause” to terminate this Agreement only if Employer’s Board of Directors determines that there has been fraud, misappropriation or embezzlement on the part of Employee.

D. Employer may terminate this Agreement immediately, upon written notice to Employee, for any reason other than those set forth in Sections 13.A., B. and C.; provided,

however, that Employer shall have no right to terminate under this Section 13.D. within two years after a Change in Control. In the event of a termination by Employer under this Section 13.D., Employer shall, within five days after the termination, pay Employee an amount equal to the greater of (i) two times the sum of the annual Base Salary rate in effect at the time of termination plus the Bonus target in effect at the time of termination or (ii) if the Current Term is longer than two years, the sum of the Base Salary for the remainder of the Current Term (at the rate in effect at the time of termination) plus the Bonus targets (at the amount in effect at the time of termination) for each calendar year commencing or ending during the remainder of the Current Term (subject to proration in the case of any calendar year ending after the Current Term). For the remainder of the Current Term, Employer shall continue to provide Employee with medical, dental, vision and life insurance coverage comparable to the medical, dental, vision and life insurance coverage in effect for Employee immediately prior to the termination; and, to the extent that Employee would have been eligible for any post-retirement medical, dental, vision or life insurance benefits from Employer if Employee had continued in employment through the end of the Current Term, Employer shall provide such post-retirement benefits to Employee after the end of the Current Term. For purposes of any stock option or restricted stock grant outstanding immediately prior to the termination, Employee’s employment with Employer shall not be deemed to have terminated until the end of the Current Term. In addition, Employee shall be entitled to receive, as soon as practicable after termination, an amount equal to the sum of (i) any forfeitable benefits under any qualified or nonqualified pension, profit sharing, 401(k) or deferred compensation plan of Employer or any Affiliate which would have vested prior to the end of the Current Term if Employee’s employment had not terminated plus (ii) if Employee is participating in a qualified or nonqualified defined benefit plan of Employer or any Affiliate at the time of termination, an amount equal to the present value of the additional vested benefits which would have accrued for Employee under such plan if Employee’s employment had not terminated prior to the end of the Current Term and if Employee’s annual Base Salary and Bonus target had neither increased nor decreased after the termination. For purposes of this Section 13.D., “Current Term” means the longer of (i) the two year period beginning at the time of termination or (ii) the unexpired term of this Agreement at the time of the termination, determined as provided in Section 2 but assuming that there is no automatic extension of the Agreement term after the termination. For purposes of this Section 13.D. and Section 13.E., “Change in Control” means a change in control as defined in Employer’s 1998 Long Term Incentive Plan.

E. This Agreement shall terminate automatically in the event that there is a Change in Control and either (i) Employee elects to resign within 90 days after the Change in Control or (ii) Employee’s employment with Employer is actually or constructively terminated by Employer within two years after the Change in Control for any reason other than those set forth in Sections 13.A., B. and C. For purposes of the preceding sentence, a “constructive” termination of Employee’s employment shall be deemed to have occurred if, without Employee’s consent, there is a material reduction in Employee’s authority or responsibilities or if there is a reduction in Employee’s Base Salary or Bonus target from the amount in effect immediately prior to the Change in Control or if Employee is required by Employer to relocate from the city where Employee is residing immediately prior to the Change in Control. In the event of a termination under this Section 13.E., Employer shall pay Employee an amount equal to three times the sum of the annual Base Salary rate in effect at the time of termination plus the Bonus target in effect at the time of termination, all stock options shall become immediately exercisable (and Employee shall be afforded the opportunity to exercise them), the restrictions applicable to all restricted stock shall lapse and any long term awards shall be paid out at target. For the remainder of the Current Term, Employer shall continue to provide Employee with medical, dental, vision and life insurance coverage comparable to the medical, dental, vision and life insurance coverage in effect for Employee immediately prior to the termination; and, to the extent that Employee would have been eligible for any post-retirement medical, dental, vision or life insurance benefits from Employer if Employee had continued in employment through the end of the Current Term, Employer shall provide such post-retirement benefits to Employee after the end of the Current Term. Employee’s accrued benefit under any nonqualified pension or deferred compensation plan maintained by Employer or any Affiliate shall become immediately vested and nonforfeitable and Employee also shall be entitled to receive a payment equal to the sum of (i) any forfeitable benefits under any qualified pension or profit sharing or 401(k) plan maintained by Employer or any Affiliate plus (ii) if Employee is participating in a qualified or nonqualified defined benefit plan of Employer or any Affiliate at the time of termination, an amount equal to the present value of the additional benefits which would have accrued for Employee under such plan if Employee’s employment had not terminated prior to the end of the Current Term and if Employee’s annual Base Salary and Bonus target had neither increased nor decreased after the termination. Finally, to the extent that Employee is deemed to have received an excess parachute payment by reason of the Change in Control, Employer shall pay Employee an additional sum sufficient to pay (i) any taxes imposed under section 4999 of the Code plus (ii) any federal, state and local taxes applicable to any taxes imposed under section 4999 of the Code. For purposes of this Section 13.E., “Current Term” means the longer of (i) the three year period beginning at the time of termination or (ii) the unexpired term of this Agreement at the time of the termination, determined as provided in Section 2 but assuming that there is no automatic extension of the Agreement term after the termination.

F. Employee may resign upon 60 days’ prior written notice to Employer. In the event of a resignation under this Section 13.F., this Agreement shall terminate and Employee shall be entitled to receive Employee’s Base Salary through the date of termination, any Bonus earned but not paid at the time of termination and any other vested compensation or benefits called for under any compensation plan or program of Employer.

G. Employee may retire upon one year’s prior written notice to Employer at any time after Employee has attained age 55 and completed at least ten years of service with Employer and its Affiliates. For purposes of the preceding sentence, service with Cincinnati Bell Inc. and its subsidiaries prior to the Effective Date shall be deemed to be service with Employer. In the event of a retirement under this Section 13.G., this Agreement shall terminate and Employee shall be entitled to receive Employee’s Base Salary through the date of termination and any Bonus earned but not paid at the time of termination. In addition, Employee shall be entitled to receive any compensation or benefits made available to retirees under Employer’s standard policies and programs, including retiree medical and life insurance benefits, a prorated Bonus for the year of termination, and the right to exercise options after retirement.

H. Upon termination of this Agreement as a result of an event of termination described in this Section 13 and except for Employer’s payment of the required payments under this Section 13 (including any Base Salary accrued through the date of termination, any Bonus earned for the year preceding the year in which the termination occurs and any nonforfeitable amounts payable under any employee plan), all further compensation under this Agreement shall terminate.

I. The termination of this Agreement shall not amend, alter or modify the rights and obligations of the parties under Sections 7, 8, 9, 10, 11, and 12 hereof, the terms of which shall survive the termination of this Agreement.

14. ASSIGNMENT. As this is an agreement for personal services involving a relation of confidence and a trust between Employer and Employee, all rights and duties of Employee arising under this Agreement, and the Agreement itself, are non-assignable by Employee.

15. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, and if delivered personally or by certified mail to Employee at Employee’s place of residence as then recorded on the books of Employer or to Employer at its principal office.

16. WAIVER. No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and duly executed by the party to be charged therewith. The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

17. GOVERNING LAW. This agreement shall be governed by the laws of the State of Ohio.

18. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to Employee’s employment by Employer. There are no other contracts, agreements or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement.

19. SEVERABILITY. In case any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or other enforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions have never been contained herein.

20. SUCCESSORS AND ASSIGNS. Subject to the requirements of Paragraph 14 above, this Agreement shall be binding upon Employee, Employer and Employer’s successors and assigns.

21. CONFIDENTIALITY OF AGREEMENT TERMS. The terms of this Agreement shall be held in strict confidence by Employee and shall not be disclosed by Employee to anyone other than Employee’s spouse, Employee’s legal counsel, and Employee’s other advisors, unless required by law. Further, except as provided in the preceding sentence, Employee shall not reveal the existence of this Agreement or discuss its terms with any person (including but not limited to any employee of Employer or its Affiliates) without the express authorization of the Board of Directors of Employer. To the extent that the terms of this Agreement have been disclosed by Employer, in a public filing or otherwise, the confidentiality requirements of this Section 21 shall no longer apply to such terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CONVERGYS CORPORATION

By:

EMPLOYEE

James F. Orr

Attachment B

EMPLOYEE BENEFITS

Automobile Allowance	Company-leased automobile
Cellular Telephone	Yes
Executive Deferred Compensation Plan	Yes
Group Accident Life	$500,000
Legal/Financial/Insurance Allowance	$10,000 per year
Parking	Yes
Annual Physical	Yes
Short Term Disability Supplement	Yes
Travel Insurance (Spouse)	$50,000
Vacation	5 weeks per year

AMENDMENT TO EMPLOYMENT AGREEMENT

The Employment Agreement between Convergys Corporation (“Employer”) and James F. Orr (“Employee”), made as of the date on which the initial public offering of Employer’s common shares was closed, is hereby amended in the following respects:

1. Section 4.A. is hereby amended to read as follows:

A. Employee shall receive a base salary (the “Base Salary”) of at least $765,000 per year, payable not less frequently than monthly, for each year after 1998 during the term of this Agreement, subject to proration for any partial year. Such Base Salary, and all other amounts payable under this Agreement, shall be subject to withholding as required by law.

2. Section 4.B. is hereby amended to read as follows:

B. In addition to the Base Salary, Employee shall be entitled to receive an annual bonus (the “Bonus”) for each calendar year for which services are performed under this Agreement. Any Bonus for a calendar year shall be payable after the conclusion of the calendar year in accordance with Employer’s regular bonus payment policies. The Bonus target for the period from August 13, 1998 through December 31, 1998 shall be $165,723 ($429,000 on an annualized basis). Each year after 1998, Employee shall be given a minimum Bonus target, by Employer’s Compensation Committee, of not less than $324,000, subject to proration for a partial year.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on December     , 1998.

CONVERGYS CORPORATION

By:

James F. Orr